EXHIBIT 99.1
Media contact: Corporate Communications Phone: 785.575.8401 FAX: 785.575.6399 news@wr.com

WESTAR ENERGY CLARIFIES EXPECTED THIRD QUARTER CHARGE

TOPEKA, Kan., September 27, 2002 — Westar Energy, Inc. (NYSE:WR) announced on Sept. 25, 2002, that third quarter 2002 results are expected to include a non-cash charge of approximately $40 million, or $0.33 per share, net of tax, resulting from marking to market the amount of a liability arising from a call option related to its 6.25 percent senior unsecured notes issued in August 1998, and that the company continues to project earnings from operations of $1.27 per share for the 2002 fiscal year, excluding one time items.

In response to inquiries, the company is confirming that earnings from operations for the 2002 fiscal year are currently projected to be $1.60 per share, excluding the $0.33 per share non-cash mark to market charge and other one time items, and $1.27 per share after the charge and excluding other one time items. This projection is based upon results for the first six months of the year that were $0.35 over budget.

On Sept. 25, 2002, the company also said it was evaluating whether any portion of the charge should be reflected in second quarter 2002 results. The company has determined that approximately $5 million of the charge, net of tax, or approximately $0.07 per share, should be reflected in second quarter 2002 results. Accordingly, the amount of the charge expected to be reflected in third quarter 2002 results is approximately $0.26 per share. The company is

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evaluating whether second quarter 2002 results should be restated to reflect the approximately $5 million, or $0.07 per share, charge.

The company has received the approximately $54 million tax refund related to its 2001 consolidated federal tax return referred to in the Sept. 25, 2002 news release.

Westar Energy, Inc. (NYSE: WR) is a consumer services company with interests in monitored services and energy. The company has total assets of approximately $7.0 billion, including security company holdings through ownership of Protection One, Inc. (NYSE: POI) and Protection One Europe, which have more than 1.2 million security customers. Westar Energy is the largest electric utility in Kansas providing service to about 645,000 customers in the state. Westar Energy has nearly 6,000 megawatts of electric generation capacity and operates and coordinates more than 34,700 miles of electric distribution and transmission lines. Through its ownership in ONEOK, Inc. (NYSE: OKE), a Tulsa-based natural gas company, Westar Energy has a 44.7 percent interest in one of the largest natural gas distribution companies in the nation, serving more than 1.4 million customers.

For more information about Westar Energy, visit us on the Internet at http://www.wr.com.

Forward-looking statements: Certain matters discussed here and elsewhere in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we “believe,” “anticipate,” “expect” or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning capital expenditures, earnings, liquidity and capital resources, litigation, rate and other regulatory matters, possible corporate restructurings, mergers, acquisitions, dispositions, including the proposed separation of Westar Industries, Inc. from our electric utility businesses and the possible sale of our ONEOK, Inc. stock, compliance with debt and other restrictive covenants, changes in accounting requirements and other accounting matters, interest and dividends, Protection One’s financial condition and its impact on our consolidated results, environmental matters, changing weather, nuclear operations, ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses, events in foreign markets in which investments have been made and the overall economy of our service area. What happens in each case could vary materially from what we expect because of such things as electric utility deregulation; ongoing municipal, state and federal activities, such as the Wichita municipalization effort; future economic conditions; legislative and regulatory developments, including the results of the KCC proceeding on our financing plan which has just been concluded; competitive markets; and other circumstances affecting anticipated operations, sales and costs. Any forward-looking statement speaks only as of the date such statement was made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made.